                                                                       Exhibit 8

              [Logo of letterhead for Gordon, Thomas, Honeywell,
              Malanca, Peterson & Daheim, P.L.L.C. appears here]


                                       October 6, 1997



Columbia Banking System, Inc.
1102 Broadway Plaza
Tacoma, WA  98402

Cascade Bancorp, Inc.
P.O. Box 1996
Auburn, WA  98071

Bank of Fife
1507 54th Avenue East
Fife, WA  98424

Dear Ladies and Gentlemen:

     We have acted as counsel to Columbia Banking System, Inc., a Washington corporation ("Columbia"), in connection with the planned mergers (each a "Merger" and collectively the "Mergers") of: (1) Cascade Bancorp, Inc., a Washington corporation ("Cascade"), with and into Columbia, and Cascade Community Bank ("CCB") with and into Columbia State Bank ("CB"), pursuant to a Plan and Agreement of Merger dated June 30, 1997; and (2) Bank of Fife, a Washington State chartered bank ("Fife"), with and into CB, pursuant to a Plan and Agreement of Merger dated July 30, 1997 (collectively, the "Merger Agreements"). CB, a Washington State chartered bank, is a wholly owned subsidiary of Columbia, and CCB, a Washington State chartered bank, is a wholly owned subsidiary of Cascade.

     Although our opinion represents our best legal judgment as to the matters addressed herein, and is based upon our review of the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") and Treasury Regulations, cases, rulings and other authorities we have deemed relevant, our opinion is not intended to be a conclusive statement as to all of the tax consequences of the transaction and is expressly limited to the matters addressed. Further, our opinion is not binding upon the Internal Revenue Service (the "IRS") or any court and has no official status of
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Columbia Banking System, Inc.
Cascade Bancorp, Inc.
Bank of Fife
October 6, 1997
Page 2


any kind. No ruling regarding the matters discussed has been or will be requested from the IRS. Our opinion is intended solely for the benefit of you and your shareholders, and may not be relied upon for any other purpose or by any other person or entity. Further, certain of the tax consequences of the Mergers may vary from shareholder to shareholder. Accordingly, each shareholder is urged to consult with his or her own tax advisor with respect to the consequences of the Mergers.

     Capitalized terms used but not defined herein have the meanings specified in the Merger Agreements and in the registration statement on Form S-4 on September 5, 1997, with the Securities and Exchange Commission (the "Registration Statement").

     In connection with this opinion, we have assumed with your consent, that:
(1) each Merger will be effected in accordance with the respective Merger Agreement and will qualify as a merger under the laws of Washington, (2) the representations and warranties of Columbia and Cascade made to us in representation letters given to us on or about the date of this opinion are true as if made as of the date thereof, and (3) there will be no change in any of the facts material to this opinion between the date of this opinion and the Effective Date.

     Based upon and subject to the foregoing, it is our opinion, under presently applicable Federal income tax law, that:

     (1) Each Merger will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

     (2) No gain or loss will be recognized by Columbia, CB, CCB, Cascade or Fife as a result of the Mergers.

     (3) The tax basis of Cascade assets that Columbia receives and that CB receives from CCB and Fife in the respective Mergers will be the same as the tax basis of such assets as held immediately before the exchange by Cascade, CCB and Fife.

     (4) The holding period of Cascade, CCB and Fife of assets that Columbia and CB receive in the respective Mergers will be included in the holding period of such assets as held by Columbia and CB after the Mergers.

Columbia Banking System, Inc.
Cascade Bancorp, Inc.
Bank of Fife
October 6, 1997
Page 3


     (5) No gain or loss will be recognized by Surrendering Shareholders who receive solely Columbia common stock in exchange for Cascade or Fife common stock in the respective Mergers.

     (6) The aggregate adjusted tax basis of the shares of Columbia common stock to be received by Cascade and Fife shareholders ("Surrendering Shareholders") in exchange for their Cascade or Fife common stock will be the same as the aggregate adjusted tax basis in the shares of Cascade or Fife common stock, respectively, surrendered in exchange therefor, reduced by any basis allocable to a fractional share interest for which cash is received.

     (7) The holding period of the shares of Columbia common stock to be received by the Surrendering Shareholders will include the holding period of the shares of Cascade or Fife common stock, respectively, surrendered in exchange therefor, provided that such shares of Cascade or Fife, respectively, common stock are held as capital assets on the Effective Date.

     (8) Subject to satisfaction of the provisions of Code Section 302(a), capital gain or loss (short term or long term depending upon satisfaction of applicable holding period requirements), will be recognized by shareholders of Cascade and Fife who hold such shares as capital assets and exchange such shares solely for cash; such gain or loss to be measured by the difference between the amount of cash received and the shareholder's cost or other basis for the shares exchanged. Pursuant to Code Section 356, in the case of any shareholder of Cascade and Fife who exchanges such shares partially for shares of common stock of Columbia and partially for cash, (i) any gain realized will be recognized, but not in excess of the amount of cash received, and (ii) no loss will be recognized. Any such recognized gain will be capital gain, subject to applicable holding period requirements and satisfaction of the provisions of Code Section 302. The payment of cash to a Cascade or Fife shareholder in lieu of a fractional share of Columbia common stock will be treated as a distribution in redemption of the fractional share, pursuant to which capital gain or loss will be recognized, subject to the limitations of and satisfaction of Code
Section 302. Under the Taxpayer Relief Act of 1997, net long term capital gains on capital assets held more than 18 months may be eligible for taxation at lower rates than in effect for such gains prior to adoption of such Act.

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Columbia Banking System, Inc.
Cascade Bancorp, Inc.
Bank of Fife
October 6, 1997
Page 4


     The tax consequences described above may not be applicable to a Cascade shareholder or Fife shareholder who acquired Cascade common stock or Fife common stock, respectively, pursuant to the exercise of an employee stock option or otherwise as compensation.

     We hereby consent to the reference to us under the heading "The Merger -- Certain Federal Income Tax Considerations" in the Joint Proxy Statement-Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,


                                       /s/ GORDON, THOMAS, HONEYWELL,
                                       MALANCA, PETERSON & DAHEIM, P.L.L.C.
                                       ------------------------------------
                                       GORDON, THOMAS, HONEYWELL,
                                       MALANCA, PETERSON & DAHEIM, P.L.L.C.